News Release

Contact: Lucy Rutishauser, EVP Chief Financial Officer
(410) 568-1500
SINCLAIR REPORTS FOURTH QUARTER 2019 FINANCIAL RESULTS

•	INCREASES TOTAL REVENUE BY 82% COMPARED TO PRIOR YEAR

•	ANNOUNCES $0.20 QUARTERLY DIVIDEND PER SHARE

BALTIMORE (February 26, 2020) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the "Company" or "Sinclair," today reported financial results for the three and twelve months ended December 31, 2019.

CEO Comment:

"2019 was a transformational year for our Company, as we almost tripled our enterprise value and transitioned into a more diversified media company," commented Chris Ripley, President and Chief Executive Officer of Sinclair.  "As the owner of the largest group of regional sports networks (RSNs) and a leading provider of local news, Sinclair is well-positioned to capitalize on the most desirable segments of the broadcast and media industry - live local content that resonates with viewers. In 2020, our focus will be on growing our share of what is believed to be unprecedented political advertising spending, seeking new organic opportunities, adding more relevant content, and deploying new technologies that solidify Sinclair as a leader in the industry."

Recent Company Developments:

Transactions:

•	In January 2020, one of the Company’s Sports segment’s teams exercised its right to put its minority interest to the Company.

Content and Distribution:

•	In 2019, Sinclair's newsrooms were honored with a total of 386 national and regional journalism awards and accolades.

•
In December 2019, Comcast extended its affiliation agreement with Fox Sports Detroit, extending the agreement to be co-terminus with the Company’s remaining Sports segment affiliation agreements with Comcast.

•
In December 2019, the Company increased its investment in Stadium, a multi-platform sports network featuring exclusive live and on-demand games and events, extensive highlights, and daily live studio programming.

•
In January 2020, the Company announced that STIRR, its free ad-supported digital offering, launched an original channel, 2020 LIVE, to offer a continuous stream of live election coverage, giving viewers live access to daily campaign event feeds from across the country, including town hall meetings and stump speeches. STIRR now offers audiences over 100 linear channels, and more than 5,000 hours of video-on-demand content.

•	In January 2020, the Company reached an agreement in principle to renew ten affiliation agreements with FOX Broadcasting Company ("FOX").

•
In February 2020, Marquee Sports Network (Marquee), the Company’s Chicago-based RSN with the Chicago Cubs, announced a carriage agreement with Hulu. Including Hulu and previously announced agreements with over-the top platform AT&T TV Now and traditional multichannel video programming distributors Charter, AT&T U-Verse, DirecTV and Mediacom, Marquee has signed affiliation agreements with 43 distributors. The Company remains in negotiations with Comcast and Dish for carriage of Marquee. Marquee debuted February 22, 2020 with the airing of the Cubs’ first Spring Training game.

NEXTGEN TV (Formerly known as ATSC 3.0):

•	In December 2019, the International Telecommunication Union (ITU) adopted the ATSC 3.0 digital broadcast standard, the world’s first IP-based broadcast system, for use by all countries.

•
In January 2020, SK Telecom and Sinclair announced Cast.era, a joint venture focused on cloud infrastructure for broadcasting, ultra-low latency over-the-top (OTT) broadcasting, and targeted advertising.

•
In February 2020, the Company became a member of Pearl TV, a business organization of U.S. broadcast companies with a shared interest in exploring forward-looking broadcasting opportunities, including innovative ways of promoting local broadcast TV content and developing digital media and wireless platforms for the broadcast industry.

Community:

•
In December 2019, and in keeping with the Company’s goal to become the employer of choice, the Company announced that its minimum hourly wage would increase to $15 for all applicable employees, effective December 29, 2019.

•
In January 2020, Sinclair opened its Broadcast Diversity Scholarship for application. Since launching the scholarship program, Sinclair has distributed over $148,000 in financial assistance to students demonstrating a promising future in the broadcast industry.

Three Months Ended December 31, 2019 Financial Results:

•
Total revenues increased 82% to $1,622 million versus $893 million in the prior year period. Media revenues increased 86% to $1,581 million versus $849 million in the fourth quarter of 2018. Political revenues were $23 million in the fourth quarter versus $150 million in the fourth quarter of 2018, an election year. Distribution revenues were $1,104 million versus $334 million in the fourth quarter of 2018. Revenues from digital businesses increased 36%, as compared to the fourth quarter of 2018.

•
Operating income was $277 million, including $45 million of non-recurring costs for transaction, legal, litigation, and regulatory costs ("Adjustments"), versus operating income of $263 million in the prior year period, which included $3 million of Adjustments. Operating income when excluding the Adjustments, increased 21% to $322 million from $266 million for the same prior-year period.

•	Net income attributable to the Company was $44 million versus net income of $206 million in the prior year period, an election year.

•	Diluted earnings per common share was $0.47 as compared to $2.10 in the prior year period.

•	The impact of Adjustments in 2019, on a per-share basis, was $(0.47) and the impact of Adjustments in 2018 was $(0.03).

Twelve Months Ended December 31, 2019 Financial Results:

•
Total revenues increased 39% to $4,240 million versus $3,055 million in the prior year period. Media revenues increased 39% to $4,046 million versus $2,919 million in 2018. Political revenues were $34 million in 2019 versus $255 million in 2018, an election year. Distribution revenues were $2,500 million versus $1,299 million in 2018. Revenues from digital businesses increased 28%, as compared to 2018.

•
Operating income was $470 million, including $289 million of Adjustments, versus operating income of $660 million in the prior year period, which included $27 million of Adjustments. Operating income when excluding the Adjustments, increased 11% to $759 million from $686 million for the same prior-year period.

•	Net income attributable to the Company was $47 million versus net income of $341 million in the prior year period, an election year.

•	Diluted earnings per common share was $0.51 as compared to $3.35 in the prior year period.

•	The impact of Adjustments in 2019, on a per-share basis, was $(2.47) and the impact of Adjustments and financing ticking fees in 2018 was $(0.77).

Consolidated and Segment Highlights

Segment financial information is included in the following tables for the periods presented. The local news and marketing services segment consists primarily of broadcast television stations, to which the Company owns or provides services. The sports segment consists primarily of the RSNs, Marquee, and a 20% equity interest in the YES Network. The Corporate/Other segment includes corporate, original networks and content, including Tennis, non-broadcast digital and internet solutions, technical services, and other non-media investments.

For the three months ended December 31, 2019 ($ in millions)	Local News and Marketing Services		Sports		Corporate, Other & Elimination		Consolidated
Revenue Highlights:
Distribution revenue	$347		$724		$33		$1,104
Advertising revenue	364		60		32		456
Other media revenue	40	(a)	4		(23)	(a)	21
Media revenues	$751		$788		$42		$1,581
Non-media revenue	—		—		41		41
Total revenues	$751		$788		$83		$1,622
Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	453		597	(a)	30	(a)	1,080
Sports rights amortization included in Media production expenses	—		443		—		443
Non-media expenses	—		—		36		36
Corporate general and administrative expenses	62		2		6		70
Other Highlights:
Sports rights payments	—		460		—		460
Program Contract Payments	22		—		—		22
Capital expenditures(b)	26		7		1		34
Interest expense (net) (c)	1		111		53		165
(a) For the quarter ended December 31, 2019, the Local News and Marketing Services and the Sports segments include $27 million of revenue and selling, general, and administrative expenses, respectively, for services provided by the Local News and Marketing Services segment to the Sports segment. Such amounts are eliminated in the Consolidated column.
(b) Capital expenditures exclude $26 million of repack capital expenditures expected to be reimbursed in the future from the TV Broadcaster Relocation Fund.
(c) Interest expense is net of deferred finance costs, original issue discount amortization, other non-cash interest expense, and interest income.

For the three months ended December 31, 2018 ($ in millions)	Local News and Marketing Services	Sports	Corporate & Other	Consolidated
Revenue Highlights:
Distribution revenue	$304	$—	$30	$334
Advertising revenue	481	—	18	499
Other media revenue	13	—	3	16
Media revenues	$798	$—	$51	$849
Non-media revenue	—	—	44	44
Total revenues	$798	$—	$95	$893
Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	425	—	51	476
Non-media expenses	—	—	38	38
Corporate general and administrative expenses	20	—	2	22
Other Highlights:
Program Contract Payments	25	—	—	25
Capital expenditures(a)	16	—	2	18
Interest expense (net)(b)	1	—	46	47
(a) Capital expenditures exclude $9 million of repack capital expenditures expected to be reimbursed in the future from the TV Broadcaster Relocation Fund.
(b) Interest expense is net of deferred finance costs, original issue discount amortization, other non-cash interest expense, and interest income.

Consolidated Balance Sheet and Cash Flow Highlights:

•	Debt on the balance sheet, net of $1,333 million in cash and cash equivalents, was $11,105 million as of December 31, 2019, of which $7,039 million related to the Sports segment.

•
In November 2019, the Company’s wholly-owned subsidiary, Sinclair Television Group, Inc. (STG) closed on a private offering of $500 million aggregate principal amount of 5.50% senior unsecured notes due 2030 (the "5.50% Notes"). The proceeds from the private placement of the 5.50% Notes, along with cash on hand, were used to redeem STG’s $500 million outstanding 6.125% senior unsecured notes due 2022 (the "6.125% Notes"). The redemption price, including the outstanding principal amount of 6.125% Notes, accrued and unpaid interest, and a call premium, totaled $509.9 million.

•
In December 2019 and January 2020, Diamond Sports Holdings LLC (DSH), an indirect subsidiary of Sinclair, redeemed 300,000 and 200,000, respectively, of its Preferred Units using cash dividends from DSH’s indirect subsidiary, Diamond Sports Group, LLC, for an aggregate redemption price equal to $500 million, plus accrued and unpaid dividends.

•
As of December 31, 2019, 66.8 million Company Class A common shares and 24.7 million Company Class B common shares were outstanding, for a total of 91.6 million common shares outstanding. During the three months ended December 31, 2019, the Company repurchased approximately 600 thousand shares for $20 million.

•	In December 2019, the Company paid a $0.20 per share quarterly cash dividend to its shareholders.

•	Routine capital expenditures in the fourth quarter of 2019 were $34 million with another $26 million related to the spectrum repack.

Notes:

Certain reclassifications have been made to prior years' financial information to conform to the presentation in the current year.

Outlook:

The Company currently expects to achieve the following results for the three months ending March 31, 2020 and twelve months ending December 31, 2020. The outlook includes the acquisition of the Fox RSNs (August 23, 2019), the 20% ownership investment in the YES Network (August 29, 2019), an increased investment in Stadium which is now consolidated (December 2, 2019), the launch of the Marquee RSN (February 22, 2020), and the divestiture of the non-license assets in Harlingen, TX (January 27, 2020).

For the three months ending March 31, 2020 ($ in millions)	Local News and Marketing Services		Sports		Corporate and Other and Elimination		Consolidated
Revenue Highlights:
Core advertising revenue							$391 to 401
Political revenue							34 to 46
Advertising revenue	$314 to 333		$74 to 77		$37		$425 to 447
Distribution revenue	350 to 354		760 to 762		50		1,160 to 1,166
Other media revenue	40	(a)	4		(24)	(a)	20
Media revenues	704 to 727		838 to 843		63		1,605 to 1,633
Non-media revenue	—		—		42		42
Total revenues	$704 to 727		$838 to 843		$105		$1,647 to $1,675
Expense Highlights:					—
Media programming & production expenses and media selling, general and administrative expenses	$466 to 472		$651 to 653	(a)	$52 to 54	(a)	$1,169 to 1,179
Sports rights amortization included in media production expenses	—		487		—		487
Non-media expenses	—		—		37		37
Corporate overhead							38
Stock-based compensation and non-recurring costs for transaction, legal, litigation and regulatory fees included in corporate and media expenses above							19
Depreciation, intangible & programming amortization							195
Other Highlights:
Sports rights payments	—		$644		—		$644
Program contract payments	24		—		—		24
Interest expense (net)(b)							162
Income tax provision							Approximately 14% effective tax rate
Net cash tax payment							N.M.
Payments to noncontrolling interest holders, including preferred dividend							27
Total capital expenditures, including repack							49 to 54
Repack capital expenditures							24
(a) In the outlook for the quarter ended March 31, 2020, the Local News and Marketing Services and the Sports segments include $27 million of revenue and selling, general, and administrative expenses, respectively, for services provided by the Local News and Marketing Services segment to the Sports segment. Such amounts are eliminated in the Consolidated column.
(b) Interest expense is net of deferred finance costs, original issue discount amortization, other non-cash interest expense, and interest income.

For the twelve months ending December 31, 2020 ($ in millions)	Local News and Marketing Services	Sports		Corporate and Other and Elimination		Consolidated
Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$1,880 to 1,910	$2,625 to 2,630	(a)	$335 to 340	(a)	$4,840 to 4,880
Sports rights amortization included in media production expenses	—	2,054		—		2,054
Non-media expenses	—	—		110		110
Corporate overhead						131
Stock-based compensation and non-recurring costs for transaction, legal, litigation and regulatory fees included in corporate and media expenses above						63
Depreciation, intangible & programming amortization						780
Other Highlights:
Sports rights payments	—	1,900		—		1,900
Program contract payments	90	—		—		90
Interest expense (net)(b)						643
Income tax provision						Approximately 12% effective tax rate
Net cash tax refund						N.M.
Payments to noncontrolling interest holders, including preferred dividend						114
Total capital expenditures, including repack						220 to 240
Repack capital expenditures						90
(a) In the outlook for the year ended December 31, 2020, the Sports segment includes $107 million of selling, general, and administrative expenses for services provided by the Local News and Marketing Services segment to the Sports segment. Such amounts are eliminated in the Consolidated column.
(b) Interest expense is net of deferred finance costs, original issue discount amortization, other non-cash interest expense, and interest income.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its fourth quarter 2019 results on Wednesday, February 26, 2020, at 9:00 a.m. ET. The call will be webcast live and can be accessed at www.sbgi.net under "Investors/ Webcasts." After the call, an audio replay will remain available at www.sbgi.net. The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (888) 428-7458.

About Sinclair:

Sinclair is a diversified media company and leading provider of local sports and news. The Company owns and/or operates 23 regional sports network brands; owns, operates and/or provides services to 191 television stations in 89 markets; is a leading local news provider in the country; owns multiple national networks; and has TV stations affiliated with all the major broadcast networks. Sinclair’s content is delivered via multiple-platforms, including over-the-air, multi-channel video program distributors, and digital platforms. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Sinclair Broadcast Group, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
REVENUES:
Media revenues	$1,581	$849	$4,046	$2,919
Non-media revenues	41	44	194	136
Total revenues	1,622	893	4,240	3,055

OPERATING EXPENSES:
Media programming and production expenses	858	298	2,073	1,191
Media selling, general and administrative expenses	222	178	732	630
Amortization of program contract costs and net realizable value adjustments	23	24	90	101
Non-media expenses	36	38	156	122
Depreciation of property and equipment	28	30	97	105
Corporate general and administrative expenses	70	22	387	111
Amortization of definite-lived intangible and other assets	143	43	327	175
Gain on asset dispositions and other, net of impairment	(35)	(3)	(92)	(40)
Total operating expenses	1,345	630	3,770	2,395
Operating income	277	263	470	660

OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(185)	(54)	(422)	(292)
Loss from extinguishment of debt	(8)	—	(10)	—
Income (loss) from equity method investments	3	(17)	(35)	(61)
Other income, net	(8)	1	6	3
Total other expense, net	(198)	(70)	(461)	(350)
Income before income taxes	79	193	9	310
INCOME TAX BENEFIT	9	14	96	36
NET INCOME	88	207	105	346
Net income attributable to the redeemable noncontrolling interests	(36)	—	(48)	—
Net income attributable to the noncontrolling interests	(8)	(1)	(10)	(5)
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$44	$206	$47	$341
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings per share	$0.47	$2.12	$0.52	$3.38
Diluted earnings per share	$0.47	$2.10	$0.51	$3.35
Weighted average common shares outstanding (in thousands)	91,911	97,484	92,015	100,913
Weighted average common and common equivalent shares outstanding (in thousands)	92,928	98,218	93,185	101,718

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Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled "Outlook," include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words "outlook," "intends to," "believes," "anticipates," "expects," "achieves," "estimates," and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the impact of changes in national and regional economies, our ability to generate cash to service our substantial indebtedness, the completion of the FCC spectrum repack, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the successful execution of retransmission consent agreements, the successful execution of network and MVPD affiliation agreements, the successful execution of media rights agreements with professional sports teams, the impact of OTT and other emerging technologies and their potential impact on cord-cutting, the impact of MVPDs, vMVPDs, and OTT distributors offering "skinny" programming bundles that may not include all programming of our networks, our ability to identify and consummate acquisitions and investments and to achieve anticipated returns on those investments once consummated, the impact of pending and future litigation claims against the Company, the impact of FCC and other regulatory proceedings against the Company, uncertainties associated with potential changes in the regulatory environment affecting our business and growth strategy, and any risk factors set forth in the Company's recent reports on Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.
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Investor Contact: Lucy Rutishauser, EVP Chief Financial Officer, (410) 568-1500

Media Contact: Michael Padavano, 5W, mpadovano@5wpr.com